                                                                      EXHIBIT 12

                 CORE-MARK INTERNATIONAL, INC. AND SUBSIDIARIES
                       RATIO OF EARNINGS TO FIXED CHARGES
                         (IN THOUSANDS, EXCEPT RATIOS)


                                                                                             FOR THE NINE MONTHS
                                                                                                    ENDED
                                                FOR THE YEARS ENDED DECEMBER 31,                SEPTEMBER 30,
                                        1991       1992       1993       1994       1995       1995       1996
                                     ----------  ---------  ---------  ---------  ---------  ---------  ---------
Earnings:
  Income (loss) before income taxes
    (a)............................  $   (7,222) $   4,333  $  41,652  $  11,904  $  12,286  $   9,874  $  14,325
  Fixed charges....................      13,757      9,670      8,593      9,522     11,821      8,900      9,472
                                     ----------  ---------  ---------  ---------  ---------  ---------  ---------
Earnings...........................  $    6,535  $  14,003  $  50,245  $  21,426  $  24,107  $  18,774  $  23,797

Fixed Charges:
  Interest expense (net)(b)........  $   10,358  $   5,983  $   4,887  $   5,773  $   8,052  $   6,154  $   6,593
  One-third rental expense.........       3,399      3,687      3,706      3,749      3,769      2,746      2,879
                                     ----------  ---------  ---------  ---------  ---------  ---------  ---------
Fixed charges......................  $   13,757  $   9,670  $   8,593  $   9,522  $  11,821  $   8,900  $   9,472

Earnings to fixed charges..........         N/A       1.4x       5.8x       2.3x       2.0x       2.1x       2.5x
Deficiency.........................  $   (7,222)        --         --         --         --         --         --

PRO FORMA:
Earnings:
  Income before income taxes(a)....                                               $     106             $   6,113
  Fixed charges....................                                                  24,001                17,684
                                                                                  ---------             ---------
Earnings...........................                                               $  24,107             $  23,797

Fixed Charges:
  Interest expense (net)(b)........                                               $  20,232             $  14,805
  One-third rental expense.........                                                   3,769                 2,879
                                                                                  ---------             ---------
Fixed charges......................                                               $  24,001             $  17,684

Earnings to fixed charges..........                                                    1.0x                  1.3x


(a) Before cumulative effects of changes in accounting principles and extraordinary items.


(b) Including amortization of SFAS No. 15 troubled debt restructuring deferred credit and debt financing costs.